PROSPECTUS SUPPLEMENT NO. 2                   Filed Pursuant to Rule 424(b)(3)
TO PROSPECTUS DATED AUGUST 23, 2005           Registration No. 333-123715



                          WIZZARD SOFTWARE CORPORATION

                                Supplement No. 2

                                       to

                          Prospectus Dated August 23, 2005


     This Prospectus Supplement No. 2 supplements and amends certain information contained in our Prospectus, dated August 23, 2005. This Prospectus Supplement No. 2 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and our Prospectus Supplement No. 1, which was filed with the Securities and Exchange Commission on January 6, 2006. This Prospectus Supplement No. 2 is qualified by reference to the Prospectus and Prospectus Supplement No. 1, except to the extent that the information in this Prospectus Supplement No. 2 supercedes the information contained in the Prospectus and Prospectus Supplement No. 1.

     The information beginning "Use of Proceeds" on page 3 of the Prospectus is hereby amended to read as follows:

Use of proceeds . . . . . . . . We will not receive any money from the selling stockholders when they sell shares of our common stock; however, we may receive up to $700,002 from the exercise of outstanding warrants to acquire shares underlying warrants that are being registered. As of the date hereof, an additional 1,400,001 of our warrants have been exercised, for gross proceeds of $1,096,666.35.

     The disclosure under the caption "Use of Proceeds" on page 14 of the Prospectus is hereby amended to read as follows:

                             USE OF PROCEEDS
                             ---------------

     We will not receive any part of the proceeds from sale of our common stock. However, we have received a total of $1,096,666.35 as a result of the exercise of all of our Class A Warrants and 466,665 of our Class B Warrants. For a detailed description of our outstanding warrants, see the Warrant Table under the caption "Description of Securities."

     New fourth and fifth paragraphs have been added as follows under the caption "Selling Security Holders" on page 15 of the Prospectus:

     Effective as of May 9, 2006, the Company and each of the Subscribers executed a Warrant Amendment Agreement under which the Company agreed to amend all 466,668 of our Class A Warrants to make them exercisable at a price of $1.20 per share. As of the date hereof, all 466,668 of the repriced Class A Warrants have been exercised at $1.20 per share, for gross proceeds of $560,001.60. In addition, on May 9, 2006, we granted to the Subscribers Class D Warrants to purchase a total of 466,668 "unregistered" and "restricted" shares of our common stock, exercisable at $2.50 per share, for a period of three years. These Class D Warrants have piggyback registration rights. See the subheading "Warrant Table," page 27 hereof.

     In connection with the repricing of our Class A Warrants, we also agreed to extend the due date of our convertible notes with Alpha Capital and Whalehaven from June 22, 2006, to December 28, 2006, and to issue 150,000 "unregistered" and "restricted" shares of our common stock to Alpha Capital and 75,000 such shares to Whalehaven, all with piggyback registration rights. As of May 9, 2006, Genesis had fully converted all outstanding principal and interest on its convertible note.

     The disclosure under the subheading "Warrant Table" on page 27 of the Prospectus is hereby amended to read as follows:

                                 Warrant Table
                                 -------------

     The following is a description of our outstanding warrants:
                                                              Per Share
                    Date of                       Number of    Exercise
Holders              Grant        Term             Shares       Price
-------              -----        ----             ------       -----

Alpha Capital        1/23/04     3 years           504,950       $1.55
Aktiengesellschaft

Genesis Microcap     1/23/04     3 years           137,362       $1.55
Inc.

Stonestreet Limited  1/23/04     3 years            79,362       $1.55
Partnership

Alpha Capital         2/8/05      (1)              266,667       $1.50
Aktiengesellschaft

Genesis Microcap      2/8/05      (1)               66,667       $1.50
Inc.

Whalehaven Capital    2/8/05      (1)              133,334       $1.50
Fund Ltd.

Alpha Capital       12/14/05      (2)               81,778       $3.75
Aktiengesellschaft

Genesis Microcap    12/14/05      (2)               20,444       $3.75
Inc.

Whalehaven Capital  12/14/06      (2)               40,889       $3.75
Fund Ltd.

Alpha Capital         5/9/06      (3)              266,667       $2.50
Aktiengesellschaft

Genesis Microcap      5/9/06      (3)               66,667       $2.50
Inc.

Whalehaven Capital    5/9/06      (3)              133,334       $2.50
Fund Ltd.

          (1) These warrants are exercisable until 5:00 p.m. EST on February 8, 2007.

          (2) These warrants are exercisable until 5:00 p.m. EST on December 14, 2006.

          (3) These warrants are exercisable until 5:00 p.m. EST on May 9, 2009.

                                         27

     INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING THE QUESTION AS TO WHETHER WE CAN CONTINUE AS A GOING CONCERN AND OUR HISTORY OF OPERATING LOSSES. SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 4 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 2 OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this prospectus supplement is May 15, 2006.